Exhibit 99.2

Contact:	Peter W. Keegan Senior Vice President (212) 521-2950

Candace Leeds V.P. of Public Affairs (212) 521-2416

Joshua E. Kahn Investor Relations (212) 521-2788

FOR IMMEDIATE RELEASE

CAROLINA GROUP REPORTS
NET INCOME FOR 2005

NEW YORK, February 16, 2006—Loews Corporation (NYSE:LTR; CG) today reported Carolina Group net income for the 2005 fourth quarter of $190.5 million, compared to $161.6 million in the 2004 fourth quarter. Net income attributable to Carolina Group stock for the fourth quarter of 2005 was $81.6 million, or $1.11 per share of Carolina Group stock, compared to $56.1 million, or $0.93 per share in the comparable period of the prior year.

The increase in net income attributable to Carolina Group stock for the fourth quarter of 2005, as compared to the comparable period of the prior year, is due to improved overall results of the Carolina Group and reflects an increase in the amount of Carolina Group shares. Carolina Group stock represents a 42.86% and 34.68% economic interest in the Carolina Group for the three months ended December 31, 2005 and 2004, respectively.

Loews Corporation sold 10,000,000 shares of Carolina Group stock in each of December of 2004 and November of 2005. Net income per share of Carolina Group stock was not impacted by the sale of Carolina Group shares.

Net sales for the Carolina Group were $916.0 million in the fourth quarter of 2005, compared to $832.5 million in the 2004 fourth quarter, reflecting a decrease in sales promotion expenses (accounted for as a reduction in net sales), partially offset by a decrease in unit sales volume of 1.5%.

Results of operations of the Carolina Group include interest expense of $20.7 million and $23.9 million, net of taxes, for the three months ended December 31, 2005 and 2004, respectively, on notional intergroup debt. At December 31, 2005, $1.63 billion principal amount of notional intergroup debt was outstanding.

Carolina Group net income for the year ended 2005 was $623.1 million, compared to $545.9 million in the prior year. Net income attributable to Carolina Group stock for the year ended 2005 was $251.3 million, or $3.62 per share of Carolina Group stock, compared to $184.5 million, or $3.15 per share in the prior year. The increase in net income attributable to Carolina Group stock for the year ended 2005 is due to improved overall results of the Carolina Group and reflects the share sales as mentioned above. Carolina Group stock represents a 40.34% and 33.80% economic interest in the Carolina Group for the years ended December 31, 2005 and 2004, respectively.

Net sales for the Carolina Group were $3.568 billion in 2005, compared to $3.348 billion in the prior year. The increase in net sales reflects an increase in unit sales volume of 1.9% and reduced sales promotion expenses (accounted for as a reduction in net sales).

Results of operations of the Carolina Group include interest expense of $86.1 million and $97.3 million, net of taxes, for the years ended December 31, 2005 and 2004, respectively, on notional intergroup debt.

The Carolina Group stock, commonly called a tracking stock, is intended to reflect the economic performance of a defined group of the Company’s assets and liabilities, referred to as the Carolina Group, principally consisting of the Company’s subsidiary Lorillard, Inc. The Carolina Group, a notional group, is not a separate legal entity. The purpose of this financial information is to provide investors with additional information to use in analyzing the results of operations and financial condition of the Carolina Group, and this financial information should be read in conjunction with the consolidated financial information of Loews Corporation.

As of December 31, 2005, there were 78,191,678 shares of Carolina Group stock outstanding representing a 45.03% economic interest. Depending on market conditions, the Company may purchase, from time to time in the open market or otherwise, shares of Carolina Group stock for the Carolina Group account.

# # #

A separate press release reporting Loews Corporation’s consolidated results for the fourth quarter and full year of 2005 is being issued contemporaneously with this report.

A conference call to discuss the fourth quarter and full year results of Loews Corporation has been scheduled for 11:00 a.m. EST, Thursday, February 16, 2006. A live broadcast of the call will be available online at the Loews Corporation website (www.loews.com). Please go to the website at least ten minutes before the event begins to register and to download and install any necessary audio software. Those interested in participating in the question and answer session of the conference call should dial (877) 692-2592. An online replay will be available at the Company’s website following the call.

Carolina Group
Financial Review

	December 31,
	Three Months		Years Ended
	2005	2004	2005	2004

	(Amounts in millions, except per share data)

Net sales (a)	$916.0	$832.5	$3,567.8	$3,347.8

Cost of sales (a) (b)	509.4	461.2	2,114.4	1,965.6
Selling, advertising and administrative	87.0	92.7	369.5	381.1

Total operating costs and expenses	596.4	553.9	2,483.9	2,346.7

Operating income	319.6	278.6	1,083.9	1,001.1
Investment income and other (c)	21.5	16.9	72.5	40.0
Interest expense	(33.9)	(38.1)	(140.9)	(157.5)

Income before income taxes	307.2	257.4	1,015.5	883.6
Income taxes	116.7	95.8	392.4	337.7

Net income	190.5	161.6	623.1	545.9
Earnings attributable to the Loews Group intergroup interest (d)	108.9	105.5	371.8	361.4

Income attributable to Carolina Group shareholders (e)	$81.6	$56.1	$251.3	$184.5

Per share of Carolina Group stock	$1.11	$0.93	$3.62	$3.15

Weighted diluted shares (f)	73.51	60.07	69.49	58.50

Notional intergroup debt owed by the Carolina Group to
the Loews Group
December 31, 2005	$1,626.9
December 31, 2004	1,871.2

(a)	Includes excise taxes of $164.7, $164.5, $676.1 and $658.1 for the respective periods.
(b)	Includes charges of $218.2, $196.9, $876.4 and $845.9 ($135.7, $124.3, $537.7 and $522.6 after taxes) to accrue obligations under the State Settlement Agreements for the respective periods.
(c)	Includes income from limited partnership investments of $3.2, $8.1, $16.0 and $18.0, ($2.0, $5.0, $9.8 and $11.1 after taxes) for the respective periods.
(d)
The Loews Group’s intergroup interest in the earnings of the Carolina Group reflects share equivalents amounting to 95,445,000 shares of 173,632,130 share and share equivalents outstanding at December 31, 2005 and share equivalents amounting to 105,445,000 shares of 173,412,250 share and share equivalents outstanding at December 31, 2004. As of December 31, 2005, there were 78,191,678 shares of Carolina Group stock outstanding.

(e)	Represents 42.86%, 34.68%, 40.34% and 33.80% of the economic interest in the Carolina Group for the respective periods presented.
(f)
Earnings per share-assuming dilution and earnings per share-basic are the same for all periods presented because securities that could potentially dilute earnings per share in the future are insignificant or antidilutive.

Carolina Group
Supplemental Information

The following information regarding unit volume shipped by Lorillard Tobacco Company to its direct buying customers by brand follows (all units in thousands):

	December 31,
	Three Months		Years Ended
	2005	2004	2005	2004

Full Price Brands

Total Newport	7,729,738	7,812,616	32,159,341	31,335,184
Total Kent Family	166,680	204,264	710,241	855,391
Total True	137,772	160,998	574,752	663,191
Total Max	9,531	10,848	39,268	45,525
Total Satin	1,398	1,728	6,153	7,914
Total Triumph				886

Total Full Price Brands	8,045,119	8,190,454	33,489,755	32,908,091

Price/Value Brands

Total Old Gold	200,982	216,469	834,501	903,173
Total Maverick	237,612	175,067	869,146	691,607

Total Price/Value Brands	438,594	391,536	1,703,647	1,594,780

Total Domestic Cigarettes	8,483,713	8,581,990	35,193,402	34,502,871

Total Puerto Rico and U.S. Possessions	190,362	225,072	811,716	823,931

Grand Total	8,674,075	8,807,062	36,005,118	35,326,802

Notes:

1.	This information is unaudited and is not adjusted for returns.
2.	Domestic unit volume includes units sold as well as promotional units, and excludes volumes for Puerto Rico and U.S. Possessions.
3.	Unit volume for a quarter is not necessarily indicative of unit volume for any subsequent period.
4.	Unit volume is not necessarily indicative of the level of revenues for any period.